As filed with the Securities and Exchange Commission on May 26, 2017

Registration Number 333-158893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________

HMN FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

___________________________________

Delaware	41-1777397
(State of incorporation)	(IRS Employer Identification No.)

1016 Civic Center Drive Northwest

Rochester, Minnesota 55901

(507) 535-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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HMN FINANCIAL, INC. 2009 EQUITY INCENTIVE PLAN

HMN FINANCIAL, INC. 2017 EQUITY INCENTIVE PLAN

(Full title of the plan)
___________________________________

Copy to:

Bradley Krehbiel	Kate Sherburne
President and Chief Executive Officer	Faegre Baker Daniels LLP
HMN Financial, Inc.	2200 Wells Fargo Center
1016 Civic Center Drive Northwest	90 South Seventh Street
Rochester, Minnesota 55901	Minneapolis, MN 55402-1425
(507) 535-1200	(612) 766-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY STATEMENT

On April 29, 2009, HMN Financial, Inc. (the “Registrant”) filed a registration statement on Form S-8 (Regulation No. 333-158893) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 350,000 common shares, par value $.01 per share, of the Registrant (“Common Shares”) available for issuance under the HMN Financial, Inc. 2009 Equity Incentive Plan (the “Prior Plan”). The Registrant paid a registration fee of $84.00 at that time to register the Common Shares.

On April 25, 2017, (the “Approval Date”), the shareholders of the Registrant approved the HMN Financial, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Under the terms of the 2017 Plan, effective as of the Approval Date, no new Common Shares may be issued under the Prior Plan and any Common Shares that were authorized for issuance but remain unissued under the Prior Plan as of the Approval Date and any Common Shares which may be issued in connection with awards under the Prior Plan that were outstanding as of the Approval Date and that expire, are forfeited, canceled or otherwise terminated after the Approval Date shall become eligible for issuance under the 2017 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the Approval Date, the Common Shares available for issuance under the Registration Statement will no longer be issued under the Prior Plan and may instead by issued under the 2017 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 10, 2017 including all material incorporated by reference therein (File No. 0-24100).

(b)

All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in subsection (a) above; and

(c)

The description of the Registrant’s Common Stock, par value $.01 per share, contained in any registration statement or report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors to the fullest extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to the corporation or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

In addition, the Registrant’s certificate of incorporation and bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Under Delaware law, the right to indemnification and advancement of expenses under the Registrant’s certificate of incorporation and bylaws may not be eliminated or impaired by an amendment to such provisions after the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1

Certificate of Incorporation (Amended and Restated through July 28, 2015). Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (File No. 000-24100).

4.2	Amended and Restated By-laws. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated March 5, 2012 (File No. 000-24100).

23.1	Consent of CliftonLarsonAllen LLP. (Filed herewith)

24.1	Power of Attorney. (Filed herewith)

99.1	HMN Financial, Inc. 2009 Equity Incentive Plan. (Incorporated by reference to Appendix A to the Proxy Statement for the 2009 Annual Meeting of Stockholders filed March 20, 2009 (File No. 000-24100).

99.2	HMN Financial, Inc. 2017 Equity Incentive Plan. (Incorporated by reference to Appendix A to the Proxy Statement for the 2017 Annual Meeting of Stockholders filed March 21, 2017 (File No. 000-24100).

Item 9. Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, Minnesota, on May 26, 2017.

HMN FINANCIAL, INC.

By:	/s/ Bradley Krehbiel
Bradley Krehbiel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: May 26, 2017	By: /s/ Bradley Krehbiel Bradley Krehbiel, Director, President and Chief Executive Officer (Principal Executive Officer)
Dated: May 26, 2017	By: /s/ Jon Eberle Jon Eberle, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Dated: May 26, 2017	By: /s/ Hugh Smith* Hugh Smith, Chairman of the Board
Dated: May 26, 2017	By: /s/ Allen Berning* Allen Berning, Director
Dated: May 26, 2017	By: /s/ Michael Bue* Michael Bue, Director
Dated: May 26, 2017	By: /s/ Bernard Nigon* Bernard Nigon, Director
Dated: May 26, 2017	By: /s/ Wendy Shannon* Wendy Shannon, Director
Dated: May 26, 2017	By: /s/ Patricia Simmons* Patricia Simmons, Director
Dated: May 26, 2017	By: /s/ Mark Utz* Mark Utz, Director
Dated: May 26, 2017	By: /s/ Hans Zietlow* Hans Zietlow, Director

*Jon Eberle, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an exhibit to this Registration Statement.

/s/ Jon Eberle
By: Jon Eberle, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Certificate of Incorporation	Incorporated by Reference

4.2	Amended and Restated By-laws	Incorporated by Reference

23.1	Consent of CliftonLarsonAllen LLP	Filed Herewith

24.1	Power of Attorney	Filed Herewith

99.1	HMN Financial, Inc. 2009 Equity Incentive Plan	Incorporated by Reference

99.2	HMN Financial, Inc. 2017 Equity Incentive Plan	Incorporated by Reference